UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 29, 2014 (August 25, 2014)

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 25, 2014, Genesis Energy L.P. (the “Company”) entered in a First Amendment (the “First Amendment”) to Fourth Amended and Restated Credit Agreement (as amended, the “Credit Agreement”) among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent, Bank of America N.A. and Bank of Montreal as co-syndication agents, U.S. Bank National Association as documentation agent, and each of the other lenders party thereto. The First Amendment modified various provisions of the Credit Agreement to, among other things, clarify the applicable time periods used to calculate the financial ratios and compliance with the financial condition covenants.

The foregoing summary is qualified in its entirety by reference to the First Amendment, which is attached as Exhibit 10.1. The representations and warranties of the Company in the First Amendment were made only for purposes of that agreement and as of specific dates and were solely for the benefit of the lenders party thereto. The First Amendment is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business, or operational information about the Company and its subsidiaries. The representations and warranties made by the Company in the First Amendment may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

Certain of the lenders under the First Amendment and their affiliates have provided and may continue to provide investment banking, commercial banking, financial services, or other services to the Company and its affiliates. They have received, and may in the future receive, customary fees and commissions for their services.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	First Amendment to Fourth Amended and Restated Credit Agreement, dated as of August 25, 2014 among Genesis Energy, L.P. as borrower, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A. and Bank of Montreal as co-syndication agents, U.S. Bank National Association as documentation agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (a Delaware limited partnership)

	By:	GENESIS ENERGY, LLC, as general partner

Date: August 29, 2014	By:	/s/ R. V. Deere
Robert V. Deere
Chief Financial Officer